The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 26, 2022

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated January , 2022 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology due February 1, 2024
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	If the notes are not automatically called, investors will receive uncapped, leveraged exposure of at least 1.50 times any appreciation of an equally weighted Basket of 14 Reference Stocks at maturity.
•	Investors should be willing to forgo interest and dividend payments and, if the notes are not automatically called and the Ending Basket Level is less than the Starting Basket Level by more than 20.00%, be willing to lose some or all of their principal amount at maturity.
•	The notes will be automatically called if the Closing Basket Level on the Review Date is greater than or equal to the Starting Basket Level.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The issuer of each Reference Stock, Bloomberg ticker symbol and the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below. Despite its name, there is no guarantee that the Basket will actually provide exposure to companies that may benefit from developments in metaverse technology.
Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Relevant Exchange	Stock Weight	Closing Price on January 24, 2022
Apple Inc.	Common stock, par value $0.00001 per share	AAPL	Nasdaq Stock Market LLC	7.14286%	$161.62
Advanced Micro Devices, Inc.	Common stock, par value $0.01 per share	AMD	NASDAQ Global Select Market	7.14286%	$116.53
Amazon.com, Inc.	Common stock, par value $0.01 per share	AMZN	NASDAQ Global Select Market	7.14286%	$2,890.88
The Walt Disney Company	Common stock, par value $0.01 per share	DIS	New York Stock Exchange	7.14286%	$137.46
Meta Platforms, Inc.	Class A common stock, par value $0.000006 per share	FB	Nasdaq Stock Market LLC	7.14286%	$308.71
Alphabet Inc.	Class A common stock, par value $0.001 per share	GOOGL	NASDAQ Global Select Market	7.14286%	$2,616.08
Microsoft Corporation	Common stock, par value $0.00000625 per share	MSFT	NASDAQ Global Select Market	7.14286%	$296.37
PayPal Holdings, Inc.	Common stock, par value $0.0001 per share	PYPL	NASDAQ Global Select Market	7.14286%	$162.17
QUALCOMM Incorporated	Common stock, par value $0.0001 per share	QCOM	NASDAQ Global Select Market	7.14286%	$170.07
Roblox Corporation	Class A Common Stock, par value $0.0001 per share	RBLX	New York Stock Exchange	7.14286%	$70.74
Sony Group Corporation	American Depositary Shares, each representing one share of common stock, no par value	SONY	New York Stock Exchange	7.14286%	$110.54
Taiwan Semiconductor Manufacturing Company Limited	American depositary shares, each representing five common shares, par value NT$10.00 per share	TSM	New York Stock Exchange	7.14286%	$125.96
Take-Two Interactive Software, Inc.	Common Stock, par value $0.01 per share	TTWO	NASDAQ Global Select Market	7.14286%	$164.99
Unity Software Inc	Common stock, par value $0.000005 per share	U	New York Stock Exchange	7.14286%	$110.92

Automatic Call:	On the Review Date, if the Closing Basket Level is greater than or equal to the Starting Basket Level, the notes will be automatically called for a cash payment plus a call premium amount per note that will be payable on the Call Settlement Date.
Payment if Called:	If the notes are automatically called, you will receive one payment of $1,000 plus a call premium amount equal to at least 14.60%. The actual call premium will be provided in the pricing supplement and will not be less than 14.60%.
Upside Leverage Factor:	At least 1.50. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.50.
Contingent Buffer Amount:	20.00%
Additional Key Terms:	See “Additional Key Terms” below.
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $970.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Payment at Maturity:	If the notes have not been automatically called and the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by the Upside Leverage Factor. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return × Upside Leverage Factor)
If the notes have not been automatically called and the Ending Basket Level is equal to the Starting Basket Level or is less than the Starting Basket Level by up to 20.00%, you will receive the principal amount of your notes at maturity.
If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by more than 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return)
If the notes have not been automatically called and the Ending Basket Level is less than the Starting Basket Level by more than 20.00%, you will lose more than 20.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the Closing Basket Levels on the Ending Averaging Dates
Closing Basket Level	The closing level of the Basket will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on any trading day: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of the Reference Stock on the Pricing Date.
Final Stock Price:	With respect to each Reference Stock, on any trading day, the closing price of one share of that Reference Stock on that date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	On or about January 28, 2022
Original Issue Date:	On or about February 2, 2022 (Settlement Date)
Review Date*:	February 10, 2023
Call Settlement Date*:	February 15, 2023
Ending Averaging Dates*:	January 23, 2024, January 24, 2024, January 25, 2024, January 26, 2024 and January 29, 2024
Maturity Date*:	February 1, 2024
CUSIP:	48133CZH8

JPMorgan Structured Investments —	PS- 2
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a call premium of 14.60% and an Upside Leverage Factor of 1.50, and reflects the Contingent Buffer Amount of 20.00% and the Starting Basket Level of 100. The actual call premium and Upside Leverage Factor will be provided in the pricing supplement and will not be less than 14.60% and 1.50, respectively. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Review Date			The notes are not automatically called.
Closing Basket Level on the Review Date	Appreciation/ Depreciation of the Basket on Review Date	Total Return on Call Settlement Date	Ending Basket Level	Basket Return	Total Return
160.00	60.00%	14.60%	160.00	60.00%	90.00%
150.00	50.00%	14.60%	150.00	50.00%	75.00%
140.00	40.00%	14.60%	140.00	40.00%	60.00%
130.00	30.00%	14.60%	130.00	30.00%	45.00%
120.00	20.00%	14.60%	120.00	20.00%	30.00%
110.00	10.00%	14.60%	110.00	10.00%	15.00%
105.00	5.00%	14.60%	105.00	5.00%	7.50%
102.50	2.50%	14.60%	102.50	2.50%	3.75%
100.00	0.00%	14.60%	100.00	0.00%	0.00%
97.50	-2.50%	N/A	97.50	-2.50%	0.00%
95.00	-5.00%	N/A	95.00	-5.00%	0.00%
90.00	-10.00%	N/A	90.00	-10.00%	0.00%
80.00	-20.00%	N/A	80.00	-20.00%	0.00%
79.99	-20.01%	N/A	79.99	-20.01%	-20.01%
70.00	-30.00%	N/A	70.00	-30.00%	-30.00%
60.00	-40.00%	N/A	60.00	-40.00%	-40.00%
50.00	-50.00%	N/A	50.00	-50.00%	-50.00%
40.00	-60.00%	N/A	40.00	-60.00%	-60.00%
30.00	-70.00%	N/A	30.00	-70.00%	-70.00%
20.00	-80.00%	N/A	20.00	-80.00%	-80.00%
10.00	-90.00%	N/A	10.00	-90.00%	-90.00%
0.00	-100.00%	N/A	0.00	-100.00%	-100.00%

JPMorgan Structured Investments —	PS- 3
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: On the Review Date, the level of the Basket increases from the Starting Basket Level of 100.00 to a Closing Basket Level of 105.00. The notes are automatically called.

Because the Closing Basket Level on the Review Date is greater than the Starting Basket Level of 100.00, the notes are automatically called and the investor receives a payment at maturity of $1,146.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 14.60%) = $1,146.00

Example 2. The notes are not automatically called on the Review Date, and the level of the Basket increases from the Starting Basket Level of 100.00 to a Ending Basket Level of 105.00.

Because the Ending Basket Level of 105.00 is greater than the Starting Basket Level of 100.00 and the Basket Return is 5.00%, the investor receives a payment at maturity of $1,075.00 per $1,000.00 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00% × 1.50) = $1,075.00

Example 3: The notes are not automatically called on the Review Date, and the level of the Basket decreases from the Starting Basket Level of 100.00 to a Ending Basket Level of 80.00.

Although the Basket Return is negative, because the Ending Basket Level of 80.00 is less than the Starting Basket Level of 100.00 by up to the Contingent Buffer Amount of 20.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount note.

Example 4: The notes are not automatically called on the Review Date, and the level of the Basket decreases from the Starting Basket Level of 100.00 to an Ending Basket Level of 40.00.

Because the Ending Basket Level of 40.00 is less than the Starting Basket Level of 100.00 by more than the Contingent Buffer Amount of 20.00% and the Basket Return is -60.00%, the investor receives a payment at maturity of $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60.00%) = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 4
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If the Closing Basket Level on the Review Date is greater than or equal to the Starting Basket Level, your investment will yield a payment per $1,000 principal amount note of $1,000 plus a call premium of at least 14.60%. The actual call premium will be provided in the pricing supplement and will not be less than 14.60%.

If the notes are not automatically called, the notes will provide the opportunity to earn an uncapped, leveraged return equal to any positive Basket Return multiplied by the Upside Leverage Factor. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the level of the Basket. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if the Closing Basket Level on the Review Date is greater than or equal to the Starting Basket Level, and you will be entitled to a call premium of at least 14.60%. Even in the case where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	LOSS OF PRINCIPAL BEYOND BUFFER AMOUNT — If the notes are not automatically called, we will pay you your principal back at maturity if the Ending Basket Level is equal to the Starting Basket Level or is less than the Starting Basket Level by up to the Contingent Buffer Amount of 20.00%. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 14 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 14 Reference Stocks as set forth under “Key Terms - Basket” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

JPMorgan Structured Investments —	PS- 5
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Underlying Index or any of the component securities of the Basket or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount of 20.00%, the benefit provided by the Contingent Buffer Amount will terminate and you will be exposed to a loss. In this case, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20.00% of your principal amount at maturity and may all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Basket from the Starting Basket Level to the Ending Basket Level.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 14 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

JPMorgan Structured Investments —	PS- 6
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes, call premium and Upside Leverage Factor will be provided in the pricing supplement and may be as low as the minimums set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes, call premium and Upside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS- 7
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE INVESTMENT STRATEGY REPRESENTED BY THE BASKET MAY NOT BE SUCCESSFUL — The Basket is comprised of the Reference Stocks of 14 U.S.-listed companies that may benefit from developments in metaverse technology during the term of the note. You should undertake your own investigation into each Reference Stock and its issuer, and you should make your own determination as to the potential performance of the Basket of Reference Stocks during the term of the note. There can be no assurance that the Basket Return will be positive during the term of the notes. It is possible that the investment strategy represented by the Basket will not be successful and that the level of the Basket and the Basket Return will be adversely affected. Moreover, there can be no assurance that the Reference Stocks will outperform other U.S.-listed companies that may benefit from developments in metaverse technology.
•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE TECHNOLOGY SECTOR — Many of the Reference Stocks has been issued by companies whose business is associated with the technology sector. Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in this sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE AMERICAN DEPOSITARY SHARES (“ADSs”) OF SONY GROUP CORPORATION AND TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED AND THE RIGHTS OF HOLDERS OF THE common stock of sony group corporation and the COMMON SHARES of TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED, respectively — There are important differences between the rights of holders of the ADSs of Sony Group Corporation and Taiwan Semiconductor Manufacturing Company Limited and the rights of holders of the common stock of Sony Group Corporation and the common shares of Taiwan Semiconductor Manufacturing

JPMorgan Structured Investments —	PS- 8
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

Company Limited, respectively, which we refer to as the underlying stocks. For example, the issuers of the underlying stocks may make distributions in respect of such underlying stock that are not passed on to the holders of the ADSs. Any such differences between the rights of holders of the underlying stocks may be significant and may materially and adversely affect the value of the ADSs of Sony Group Corporation and Taiwan Semiconductor Manufacturing Company Limited and, as a result, the notes.
•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES — The ADSs of Sony Group Corporation and Taiwan Semiconductor Manufacturing Company Limited have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
•	EMERGING MARKETS RISK WITH RESPECT TO THE ADSs OF TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED — The ADSs of Taiwan Semiconductor Manufacturing Company Limited have been issued by a non-U.S. company conducting its business in an emerging markets country (Taiwan). Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	LIMITED TRADING HISTORY — The class A common stock of Roblox Corporation. began trading on the New York Stock Exchange on March 10, 2021 and the common stock of Unity Software Inc. commenced trading on the New York Stock Exchange on September 18, 2020; therefore, both Reference Stocks have limited historical performance. Accordingly, historical information for these Reference Stocks is available only since the dates listed above. Past performance should not be considered indicative of future performance.
•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT — Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

JPMorgan Structured Investments —	PS- 9
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

The Basket and the Reference Stocks

Public Information

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. The table below sets forth the Reference Stocks included in the Basket in alphabetical order by ticker symbol. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Bloomberg Ticker Symbol	Reference Stock Issuer/Reference Stock		Relevant Exchange	SEC File Number	Closing Price on January 24, 2022
AAPL	Apple Inc.	Common stock, par value $0.00001 per share	Nasdaq Stock Market LLC	001-36743	$161.62
AMD	Advanced Micro Devices, Inc.	Common stock, par value $0.01 per share	NASDAQ Global Select Market	001-07882	$116.53
AMZN	Amazon.com, Inc.	Common stock, par value $0.01 per share	NASDAQ Global Select Market	000-22513	$2,890.88
DIS	The Walt Disney Company	Common stock, par value $0.01 per share	New York Stock Exchange	001-38842	$137.46
FB	Meta Platforms, Inc.	Class A common stock, par value $0.000006 per share	Nasdaq Stock Market LLC	001-35551	$308.71
GOOGL	Alphabet Inc.	Class A common stock, par value $0.001 per share	NASDAQ Global Select Market	001-37580	$2,616.08
MSFT	Microsoft Corporation	Common stock, par value $0.00000625 per share	NASDAQ Global Select Market	001-37845	$296.37
PYPL	PayPal Holdings, Inc.	Common stock, par value $0.0001 per share	NASDAQ Global Select Market	001-36859	$162.17
QCOM	QUALCOMM Incorporated	Common stock, par value $0.0001 per share	NASDAQ Global Select Market	000-19528	$170.07
RBLX	Roblox Corporation	Class A Common Stock, par value $0.0001 per share	New York Stock Exchange	001-39763	$70.74
SONY	Sony Group Corporation	American Depositary Shares, each representing one share of common stock, no par value	New York Stock Exchange	001-6439	$110.54
TSM	Taiwan Semiconductor Manufacturing Company Limited	American depositary shares, each representing five common shares, par value NT$10.00 per share	New York Stock Exchange	001-14700	$125.96
TTWO	Take-Two Interactive Software, Inc.	Common Stock, par value $0.01 per share	NASDAQ Global Select Market	001-34003	$164.99
U	Unity Software Inc	Common stock, par value $0.000005 per share	New York Stock Exchange	001-39497	$110.92

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services.
•	Advanced Micro Devices, Inc. is a global semiconductor company.
•	Amazon.com, Inc. operates retail websites and offers programs that enable third parties to sell products on their websites.
•	The Walt Disney Company is an entertainment company with operations in media networks; parks, experiences and products; studio entertainment; and direct-to-consumer and international products.
•	Meta Platforms, Inc. builds useful and engaging products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality headsets, and in-home devices
•	Alphabet Inc. is an information company that generates revenues primarily by delivering online advertising.
•	Microsoft Corporation develops, licenses and supports a range of software products, services and devices.
•	PayPal Holdings, Inc. is a technology platform and digital payments company that enables digital and mobile payments on behalf of merchants and consumers worldwide.
•	QUALCOMM Incorporated is in the development and commercialization of foundational technologies for the wireless industry.
•	Roblox Corporation operates a human co-experience platform where users interact with each other to explore and develop immersive, user-generated, 3D experiences.
•	Sony Group Corporation is engaged in the development, design, production, manufacture and sale of various kinds of electronic equipment, instruments and devices for consumer, professional and industrial markets such as network services, game hardware and software, televisions, audio and video recorders and players, still and video cameras, mobile phones, and image sensors.
•	Taiwan Semiconductor Manufacturing Company Limited manufactures semiconductors.
•	Take-Two Interactive Software, Inc. is a developer, publisher and marketer of interactive entertainment for consumers around the globe.
•	Unity Software Inc. creates and operates interactive, real-time 3D content.

JPMorgan Structured Investments —	PS- 10
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from March 10, 2021 through January 21, 2022, as well as the Reference Stocks (other than the class A common stock of Roblox Corporation and the common stock of Unity Software Inc.) from January 6, 2017 through January 21, 2022, the historical performance of the class A common stock of Roblox Corporation, par value $0.0001 per share, based on the weekly historical closing prices of one share of the class A common stock of Roblox Corporation from March 10, 2021 through January 21, 2022 and the common stock of Unity Software Inc., par value $0.000005 per share, based on the weekly historical closing prices of one share of the common stock from September 18, 2020 through January 21, 2022. The class A common stock of Roblox Corporation began trading on the New York Stock Exchange on March 10, 2021 and the common stock of Unity Software Inc. commenced trading on the New York Stock Exchange on September 18, 2020; therefore, both Reference Stocks have limited historical performance. The graph of the historical Basket performance assumes the closing level of the Basket on March 10, 2021 was 100 and the Stock Weights were as specified under “Basket” in this pricing supplement.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

†The vertical line in the graph indicates March 20, 2019. In the graph, the performance to the left of the vertical line reflects the common stock of Legacy Disney and the performance to the right of the vertical dotted line reflects the common stock of The Walt Disney Company

JPMorgan Structured Investments —	PS- 12
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

JPMorgan Structured Investments —	PS- 13
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

JPMorgan Structured Investments —	PS- 14
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

JPMorgan Structured Investments —	PS- 15
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as

JPMorgan Structured Investments —	PS- 16
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology

determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS- 17
Auto Callable Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of 14 Reference Stocks with Potential Exposure to Developments in Metaverse Technology